UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 31, 2005

Commission File Number 333-112528

Vought Aircraft Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-2884072 (I.R.S. Employer Identification Number)

9314 West Jefferson Boulevard M/S 2-01
Dallas, Texas 75211
(972) 946-2011
(Address of principal executive offices and telephone number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     On January 31, 2005, Leslie Armitage (“Ms. Armitage”), Partner and Managing Director of The Carlyle Group (“Carlyle”), resigned her position as a member of the Board of Directors of Vought Aircraft Industries Inc. (the “Company”), effective upon that date, in order to pursue other business opportunities in connection with her continuing role at Carlyle. To fill this vacancy, the board of directors elected Peter Clare (“Mr. Clare”) at the February 2, 2005 board of directors meeting. Mr. Clare will assume his new responsibilities with the Company effective immediately and will serve as a member of the Executive Committee of the board and such other committees as may be determined at a future date. The Company and certain of its shareholders affiliated with Carlyle are parties to a stockholder rights agreement whereby those shareholders affiliated with Carlyle have the right to designate three members of the Company’s board of directors. The resignation of Ms. Armitage and the election of Mr. Clare is consistent with the arrangements under the shareholders agreement.

     Mr. Clare, 39, is currently a Partner and Managing Director of Carlyle, as well as head of Carlyle’s Global Aerospace, Defense, Technology and Business/Government Services group. Mr. Clare has been with Carlyle since 1992, and currently serves on the Boards of Directors of Aviall, Inc., Avio S.p.A., United Defense Industries, Inc., Standard Aero Limited, Piedmont Holdings and Taiwan Broadband Communications.

     The Company is party to a management consulting agreement with Carlyle pursuant to which the Company has agreed to pay Carlyle an annual fee of $2.0 million and other fees and expenses as more fully described under the caption “Certain Relationships and Related Party Transactions” included in the Company’s registration statement on Form S-4, as amended, filed with the Securities and Exchange Commission on June 15, 2004.

     In addition, at the February 2, 2005 meeting of the board of directors, the board elected Mr. Tom Risley, a director and the Company’s President and Chief Executive Officer, as Chairman of the Board to replace Gordon Williams (“Mr. Williams”). Mr. Williams, who is stepping down from his position as Chairman of the Board, remains a director of the Company.

SIGNATURES

     Pursuant to the requirements of Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOUGHT AIRCRAFT INDUSTRIES, INC.
Date: February 4, 2005	/s/ Cletus Glasener Cletus Glasener Vice President, Controller and Treasurer